Exhibit 99.1

FOR IMMEDIATE RELEASE

Griffon Corporation Announces Closing of
Senior Unsecured Notes Offering

NEW YORK, NEW YORK – March 17, 2011 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced the closing of an offering of $550 million aggregate principal amount of senior notes due 2018 in an unregistered offering through a private placement. The notes were issued at par and will pay interest semi-annually at a rate of 7.125% per annum. The notes are senior unsecured obligations of Griffon and are guaranteed by certain of its domestic subsidiaries.

Griffon expects to use the proceeds from the offering to repay and terminate its senior secured term loan facility, to pay down any outstanding borrowings under its senior secured revolving credit facilities, to pay related fees and expenses and for general corporate purposes.

The notes and related guarantees were offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, the anticipated use of proceeds, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:

Douglas J. Wetmore	James Palczynski

Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019